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                                     EXHIBIT 11
                   STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                            YEAR ENDING DECEMBER 31, 1993
                        (In thousands except per share data)



Primary: (1)
       Average shares outstanding                         12,650

       Net effect of options to purchase
        common stock-based on the
        treasury stock method using
        estimated market price                                90
                                                          ------
                                                          12,740
                                                          ======

Net Income:
       Before extraordinary loss                          $ 2,435
       Extraodinary loss                                     (549)
                                                          -------
                                                          $ 1,886
                                                          =======

Earnings Per Share:
       Income before extraordinary loss                   $  0.19
       Extraordinary loss                                   (0.04)
                                                          -------
                                                          $  0.15
                                                          =======


(1) Fully diluted earnings per share do not differ from primary earnings per share.